Exhibit 99.1

Report of Independent Auditors

To the Board of Directors

eBioscience Holding Company, Inc.

We have audited the consolidated balance sheets of eBioscience Holding Company, Inc. as of December 31, 2010 and 2011, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2011. These consolidated financial statements are the responsibility of eBioscience Holding Company, Inc.’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of eBioscience Holding Company, Inc. as of December 31, 2010 and 2011, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

San Diego, California

April 13, 2012

eBioscience Holding Company, Inc.

Consolidated Balance Sheets

(in thousands, except per share data)

	December 31, 2010	December 31, 2011	March 31, 2012
			(unaudited)
Assets
Current assets:
Cash and cash equivalents	$13,044	$16,633	$16,793
Accounts receivable, less allowance for doubtful accounts of $1,041,000, $808,000 and $921,000 (unaudited) respectively	8,655	8,145	10,009

Inventories	14,477	20,124	21,369
Deferred tax assets	2,768	2,278	2,279
Prepaid expenses	479	720	1,201
Income tax refund receivable and prepaid income taxes	1,110	3,209	3,256
Other current assets	63	156	194

Total current assets	40,596	51,265	55,101

Investment in equity securities	33	33	33
Goodwill	10,346	10,135	10,390
Equipment and leasehold improvements, net	5,352	5,903	5,893
Intangible assets, net	18,662	17,507	17,338
Rent deposits and Other non current assets	439	436	436
Deferred tax assets	370	2,618	2,618

Total assets	$75,798	$87,897	$91,809

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,118	$1,617	$1,117
Accrued expenses and other liabilities	6,780	8,037	8,108
Income tax payable	—	906	2,278
Put option liability	5,350	—	—
Notes payable—current portion	27,113	5,351	5,922

Total current liabilities	40,361	15,911	17,425

Commitments

Noncurrent liabilities:
Notes payable, net of current portion	12,615	37,875	36,547
Line of credit	4,000	5,000	5,000
Deferred tax liability	3,390	2,875	2,807
Other noncurrent liabilities	4,336	3,478	3,422

Total liabilities	64,702	65,139	65,201

Stockholders’ equity:
Convertible Preferred Series B stock, $0.01 par value; 5,000,000 shares authorized; 4,900,000 issued and outstanding at December 31, 2010 (aggregate liquidation preference of $4,900,000); zero issued and outstanding at December 31, 2011 and March 31, 2012 (unaudited)	49	—	—
Common stock, $0.01 par value, 20,000,000 shares authorized; 1,935,019 issued and outstanding at December 31, 2010; 6,562,876 issued and outstanding at December 31, 2011 and March 31, 2012 (unaudited)	20	68	68
Additional paid-in capital	22,827	25,777	26,167
Accumulated other comprehensive loss	(2,093)	(2,968)	(2,162)
Retained earnings (accumulated deficit)	(9,707)	(119)	2,535

Total stockholders’ equity	11,096	22,758	26,608

Total liabilities and stockholders’ equity	$75,798	$87,897	$91,809

See accompanying notes.

eBioscience Holding Company, Inc.

Consolidated Statements of Income

(in thousands)

	Years Ended December 31,			Three Months Ended March 31,
	2009	2010	2011	2011	2012
				(unaudited)
Revenues	$49,882	$65,267	$70,942	$17,809	$18,764
Cost of revenues	13,008	17,956	16,783	4,897	4,270
Purchased intangibles amortization	279	1,000	1,004	247	237

Gross profit	36,595	46,311	53,155	12,665	14,257

Operating expenses:
Selling, general and administrative	20,496	26,413	27,397	6,196	7,013
Research and development	3,411	5,709	7,451	1,844	1,889
Acquisition, integration, restructuring and litigation costs	919	2,555	2,067	539	221

Total operating expenses	24,826	34,677	36,915	8,579	9,123

Operating income	11,769	11,634	16,240	4,086	5,134

Other income (expense):
Interest income	67	11	19	7	1
Interest expense	(538)	(1,585)	(4,092)	(1,326)	(931)
Gain on fair value adjustment – put options	(228)	648	—	—	—
Other income (expenses), net	1,130	(504)	240	102	(90)

Total other expense	431	(1,430)	(3,833)	(1,217)	(1,020)

Income before provision for income taxes	12,200	10,204	12,407	2,869	4,114
Income tax provision	(6,008)	(4,243)	(2,819)	(1,110)	(1,460)

Net income	$6,192	$5,961	$9,588	$1,759	$2,654

See accompanying notes.

eBioscience Holding Company, Inc.

Consolidated Statements of Comprehensive Income

(in thousands)

	Years Ended December 31,			Three Months Ended March 31,
	2009	2010	2011	2011	2012
				(unaudited)
Net income	$6,192	$5,961	$9,588	$1,759	$2,654
Other comprehensive income (loss)
Foreign currency translation adjustment	(307)	(1,786)	(875)	1,802	806

Net change in other comprehensive income (loss)	(307)	(1,786)	(875)	1,802	806

Comprehensive income	$5,885	$4,175	$8,713	$3,561	$3,460

See accompanying notes.

eBioscience Holding Company, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Years Ended December 31,			Three Months Ended March 31,
	2009	2010	2011	2011	2012
				(unaudited)
Operating activities
Net income	$6,192	$5,961	$9,588	$1,759	$2,654
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,594	3,930	4,844	1,044	981
Stock-based employee and non-employee compensation expense	4,094	3,866	3,043	782	390
Warrant Expense	—	61	—	—	—
Bad debts	496	494	237	(53)	105
Deferred income taxes	(1,983)	372	(2,273)	(133)	(144)
Excess tax benefit from share-based compensation	(141)	(1,801)	—	—	—
Cumulative effect of adoption of FIN 48	(1,110)	—	—	—	—
Fair value adjustment for put options	228	(648)	—	—	—
Impairment of license fees	43	77	—	—	—
Changes in operating assets and liabilities:
Accounts receivable	(1,519)	(2,173)	272	(1,686)	(1,968)
Inventories	(903)	(2,795)	(6,657)	(2,299)	(1,245)
Income tax refund receivable and prepaid income taxes	(2,778)	4,025	(1,095)	(704)	(47)
Other current assets	236	(757)	(671)	(539)	(520)
Rent deposits and Other non current assets	(71)	6	1	—	—
Accounts payable	552	(279)	(241)	298	(501)
Accrued expenses and other liabilities	2,659	1,802	(72)	(485)	1,337

Net cash provided by operating activities	7,589	12,141	6,976	(2,016)	1,042

Investing activities
Net cash paid for business combinations	(25,582)	(592)	—	—	—
Purchase of equipment and leasehold improvements	(1,763)	(2,364)	(2,070)	(577)	(394)
Purchase of intangible assets	(769)	(945)	(1,108)	(160)	—

Net cash used in investing activities	(28,114)	(3,901)	(3,178)	(737)	(394)

Financing activities
Repurchase of common and preferred stock	(528)	(9,707)	(5,095)	(5,089)	—
Issuance of common stock for cash	—	10,318	—	—	—
Excess tax benefit from share-based compensation	141	1,801	—	—	—
Proceeds from line of credit	195	—	—	—	—
Proceeds from term loan	20,000	—	50,017	50,262	—
Repayments of note payable	(1,000)	(4,000)	(44,681)	(41,951)	(843)

Net cash (used in) provided by financing activities	18,808	(1,588)	241	3,222	(843)

Effect of exchange rate changes on cash	(172)	(934)	(450)	713	355

Net increase in cash and cash equivalents	(1,889)	5,718	3,589	1,182	160
Cash and cash equivalents at beginning of year	9,215	7,326	13,044	13,044	16,633

Cash and cash equivalents at end of year	$7,326	$13,044	$16,633	$14,226	$16,793

Supplemental disclosure of cash flow data
Income taxes paid	$8,787	$1,131	$5,675	$476	$295

Interest paid	$420	$1,506	$3,909	$389	$875

See accompanying notes.

eBioscience Holding Company, Inc.

Consolidated Statements of Stockholders’ Equity

(in thousands, except share data)

	Series A Preferred Stock		Series B Preferred Stock		Common Stock		Additional Paid-in	Accumulated Other Comprehensive	Retained Earnings (Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Loss	Deficit)	Equity
Balance at December 31, 2008	160,000	$2	4,900,000	$49	2,451,754	$26	$12,394	$—	$8,480	$20,951
Cumulative effect adjustment upon the adoption of FIN No. 48	—	—	—	—	—	—	—	—	(1,110)	(1,110)
Stock-based compensation income tax benefits	—	—	—	—	—	—	64	—	—	64
Vesting of restricted common stock	—	—	—	—	24,000	—	—	—	—	—
Stock-based employee and non-employee compensation expense	—	—	—	—	—	—	4,094	—	—	4,094
Repurchase and retirement of common stock	—	—	—	—	(23,933)	—	(528)	—	—	(528)
Net income	—	—	—	—	—	—	—	—	6,192	6,192
Foreign currency translation adjustment	—	—	—	—	—	—	—	(307)	—	(307)

Balance at December 31, 2009	160,000	$2	4,900,000	$49	2,451,821	$26	$16,024	$(307)	$13,562	$29,356
Stock-based compensation income tax benefits	—	—	—	—	—	—	1,748	—	—	1,748
Vesting of restricted common stock	—	—	—	—	95,000	—	—	—	—	—
Stock-based employee and non-employee compensation expense	—	—	—	—	—	—	3,866	—	—	3,866
Warrant compensation expense	—	—	—	—	—	—	61	—	—	61
Issuance of common stock under equity compensation plan	—	—	—	—	991,201	10	11,190	—	—	11,200
Sale of common stock, net of put option liability	—	—	—	—	500,000	5	4,995	—	—	5,000
Repurchase and retirement of preferred stock	(160,000)	(2)	—	—	—	—	(3,198)	—	—	(3,200)
Repurchase and retirement of common stock	—	—	—	—	(2,103,003)	(21)	(11,859)	—	(29,230)	(41,110)
Net income	—	—	—	—	—	—	—	—	5,961	5,961
Foreign currency translation adjustment	—	—	—	—	—	—	—	(1,786)	—	(1,786)

Balance at December 31, 2010	—	—	4,900,000	$49	1,935,019	$20	$22,827	$(2,093)	$(9,707)	$11,096
Stock-based employee and non-employee compensation expense	—	—	—	—	—	—	3,043	—	—	3,043
Reclassification of expired put option to additional paid-in capital	—	—	—	—	—	—	5,000	—	—	5,000
Issuance of common stock	—	—	—	—	1	—		—	—	—
Conversion of preferred stock to common stock	—	—	(4,900,000)	(49)	4,900,000	48	—	—	—	(1)
Repurchase and retirement of common stock	—	—	—	—	(272,144)	—	(5,094)	—	—	(5,094)
Net income	—	—	—	—	—	—	—	—	9,588	9,588
Foreign currency translation adjustment	—	—	—	—	—	—	—	(875)	—	(875)

Balance at December 31, 2011	—	—	—	—	6,562,876	$68	$25,777	$(2,968)	$(119)	$22,758
Stock-based employee and non-employee compensation expense (unaudited)	—	—	—	—	—	—	390	—	—	390
Net income (unaudited)	—	—	—	—	—	—	—	—	2,654	2,654
Foreign currency translation adjustment (unaudited)	—	—	—	—	—	—	—	806	—	806

Balance at March 31, 2012 (unaudited)	—	—	—	—	6,562,876	$68	$26,167	$(2,162)	$2,535	$26,608

See accompanying notes.

eBioscience Holding Company, Inc.

Notes to Consolidated Financial Statements

December 31, 2011

1. Business Activity and Summary of Accounting Policies and Accounts

Business Activity

eBioscience Holding Company, Inc. is a global leader in the development, manufacture, marketing and distribution of research tools in the areas of flow cytometry and immunoassays, which are used to help its customers make scientific discoveries. eBioscience Holding Company, Inc. provides cell analysis reagents (principally antibodies, cytokines and immunological reagents) to academic and government researchers, and pharmaceutical and biotechnology companies around the world.

Principles of Consolidation

The consolidated financial statements include the accounts of eBioscience Holding Company, Inc. and its wholly owned subsidiaries, collectively referred to as “eBioscience” or “the Company.” All significant intercompany accounts and transactions have been eliminated in consolidation.

Unaudited Interim Financial Statements

The interim consolidated balance sheet as of March 31, 2012, the consolidated statements of income, comprehensive income, and cash flows for the three months ended March 31, 2011 and 2012, and the statement of stockholders’ equity for the three months ended March 31, 2012 are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements, and in the opinion of management, all adjustments, consisting only of normal recurring accruals, considered necessary for a fair statement of the results of these interim periods have been included. The results of operations for the three months ended March 31, 2011 and 2012 are not necessarily indicative of the results that may be expected for the year ending December 31, 2012.

Use of Estimates

The preparation of financial statements in conformity with United States generally accepted accounting principles, requires management to make certain estimates and assumptions that affect the amounts reported in the consolidated financial statements.

eBioscience Holding Company, Inc.

Notes to Consolidated Financial Statements (continued)

1. Business Activity and Summary of Accounting Policies and Accounts (continued)

Foreign Currencies

The Company translates the financial statements of its non-U.S. operations using the end-of-period exchange rates for assets and liabilities and the average exchange rates for each reporting period for results of operations. Net gains and losses resulting from the translation of foreign financial statements and the effect of exchange rates on intercompany receivables and payables of a long-term investment nature are recorded as a separate component of stockholders’ equity under the caption “Accumulated other comprehensive loss.”

Concentrations of Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of cash equivalents and accounts receivable. The Company limits its exposure to credit loss by placing its cash with high credit quality financial institutions. At times, such deposits may be in excess of insured limits. The Company has not experienced any losses on its cash equivalents.

The Company sells a majority of its products throughout North America, Europe and Asia. The Company makes periodic evaluations of the creditworthiness of its customers and does not require collateral for credit sales.

Revenue Recognition

The Company recognizes revenue from product sales when the price is fixed and determinable, persuasive evidence of an arrangement exists, and collectability of the resulting receivable is reasonably assured. Revenue is recognized upon transfer of title of the product, which generally occurs upon shipment to the customer. Revenue is not recognized at the time of shipment of products in situations where risks and rewards of ownership are transferred to the customer at a point other than shipment due to the shipping terms, the existence of an acceptance clause, or some return or cancellation privileges. Revenue is recognized once customer acceptance occurs or the acceptance provisions lapse.

Shipping and handling costs are included in costs of sales. Shipping and handling costs charged to customers are recorded as revenue in the period the related product sales revenue is recognized.

eBioscience Holding Company, Inc.

Notes to Consolidated Financial Statements (continued)

1. Business Activity and Summary of Accounting Policies and Accounts (continued)

Cash and Cash Equivalents

The Company invests its excess cash mainly in interest bearing money market instruments with original maturities of three months or less at the date of purchase. These instruments, stated at cost which approximates market value, are readily convertible into cash and are considered cash equivalents.

Trade Accounts Receivable

The Company provides reserves against trade receivables for estimated losses that may result from customers’ inability to pay. The amount is determined by analyzing known uncollectible accounts, aged receivables, economic conditions in the customers’ country or industry, historical losses and customer creditworthiness.

Inventories

Inventories are generally stated at lower of cost or market, and determined principally on the standard cost method for manufactured goods, which approximates cost on the first-in, first-out method. The Company reviews the components of its inventories on a regular basis for excess, expired, and obsolete inventory and makes appropriate dispositions as appropriate. Reserves for inventories were $12,268,000, $8,196,000 and $8,356,000 (unaudited) at December 31, 2010 and 2011, and March 31, 2012, respectively.

Inventories include material, labor and overhead costs in addition to purchase accounting adjustments to write-up acquired inventory to estimated selling prices less costs to complete, costs of disposal and a reasonable profit allowance.

Inventories consist of the following (in thousands) at:

	December 31,		March 31,
	2010	2011	2012
			(unaudited)
Raw materials	$3,057	$4,284	$5,663
Work in process	8,039	9,247	11,256
Finished goods	3,381	6,593	4,450

	$14,477	$20,124	$21,369

eBioscience Holding Company, Inc.

Notes to Consolidated Financial Statements (continued)

1. Business Activity and Summary of Accounting Policies and Accounts (continued)

Equipment and Leasehold Improvements

Equipment and leasehold improvements are stated at cost, less accumulated depreciation and amortization. Depreciation of equipment is provided using the straight-line method over estimated useful lives which range from three to seven years. Maintenance, repairs and minor renewals are expensed as incurred. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful life of the asset or the remaining term of the respective leases.

Equipment and leasehold improvements consist of the following (in thousands) at:

	December 31,		March 31,
	2010	2011	2012
			(unaudited)
Laboratory equipment	$2,817	$4,994	$5,173
Furniture and fixtures	586	430	435
Computers and software	2,080	3,153	3,322
Transportation	155	217	226
Leasehold improvements	847	967	974
Construction in progress	912	439	493

	7,397	10,200	10,623
Less accumulated depreciation and amortization	(2,045)	(4,297)	(4,730)

	$5,352	$5,903	$5,893

Depreciation and amortization expense related to equipment and leasehold improvements totaled $630,000, $882,000, $1,523,000, $265,000 (unaudited), and $403,000 (unaudited) for the years ended December 31, 2009, 2010, and 2011, and for the three month periods ended March 31, 2011 and 2012, respectively.

Goodwill and Indefinite-Lived Intangible Assets

Goodwill represents the excess purchase price of net tangible and intangible assets acquired in business combinations over their estimated fair value. Goodwill and indefinite-lived intangible assets are tested for impairment on an annual basis as of October 31, and earlier if there is an indicator of impairment.

eBioscience Holding Company, Inc.

Notes to Consolidated Financial Statements (continued)

1. Business Activity and Summary of Accounting Policies and Accounts (continued)

Goodwill

The change in goodwill for the three months ended March 31, 2012 is comprised of the following (in thousands):

Balance at December 31, 2010	$10,346
Effect of exchange rate changes	(211)

Balance at December 31, 2011	10,135
Effect of exchange rate changes (unaudited)	255

Balance at March 31, 2012 (unaudited)	$10,390

Intangible Assets

The Company capitalizes acquired intangible assets and license fee payments, which are amortized using the straight-line method over their estimated useful lives. Amortization expense related to intangible assets was $964,000, $2,003,000, $2,070,000, $510,000 (unaudited), and $498,000 (unaudited) for the years ended December 31, 2009, 2010 and 2011, and the three month periods ended March 31, 2011, and 2012, respectively. Intangible assets consist of the following (in thousands):

	Weighted Average Amortization	December 31, 2011			December 31, 2010
	Period		Accumulated			Accumulated
	(Years)	Gross	Amortization	Net	Gross	Amortization	Net
Purchased Intangible Assets:
Technology	12	$11,223	$(2,119)	$9,104	$11,486	$(1,212)	$10,274
Trademarks and trade name	5	1,000	(450)	550	1,019	(255)	764
Trademarks and trade name	Indefinite	545	—	545	555	—	555
Customer-related	10	1,457	(344)	1,113	1,489	(202)	1,287
Covenant not-to-compete	3	178	(133)	45	182	(76)	106
Licenses	13	9,257	(3,107)	6,150	7,721	(2,045)	5,676

		$23,660	$(6,153)	$17,507	$22,452	$(3,790)	$18,662

eBioscience Holding Company, Inc.

Notes to Consolidated Financial Statements (continued)

1. Business Activity and Summary of Accounting Policies and Accounts (continued)

	Weighted Average Amortization	March 31, 2012
	Period (Years)	Gross	(unaudited) Accumulated Amortization	Net
Purchased Intangible Assets:
Technology	12	$11,893	$(2,451)	$9,442
Trademarks and trade name	5	1,024	(512)	512
Trademarks and trade name	Indefinite	558	—	558
Customer-related	10	1,497	(391)	1,106
Covenant not-to-compete	3	184	(153)	31
Licenses	13	8,941	(3,252)	5,689

		$24,097	$(6,759)	$17,338

The estimated aggregate amortization expense for acquired intangible assets and license fees in each of the five years and thereafter are as follows (in thousands):

	December 31, 2011	March 31, 2012
		(unaudited)
Year ending December:
2012	$1,965	$1,503
2013	1,908	1,947
2014	1,799	1,836
2015	1,617	1,648
2016	1,592	1,624
Thereafter	8,081	8,222

	$16,962	$16,780

Long-Lived Asset Impairment

The Company reviews long-lived assets and finite-lived intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Management periodically re-evaluates the original assumptions and rationale utilized in the establishment of the carrying value and estimated lives of its long-lived assets. The criteria used for these evaluations include management’s estimate of the assets continuing ability to generate income from operations and positive cash flow in future periods as well as the strategic significance of any intangible asset in the Company’s business objectives. If assets are considered to be impaired, the impairment recognized is the amount by which the carrying value

eBioscience Holding Company, Inc.

Notes to Consolidated Financial Statements (continued)

1. Business Activity and Summary of Accounting Policies and Accounts (continued)

of the assets exceeds the fair value of the assets, which is determined by applicable market prices, when available. During the years ended December 31, 2009, 2010 and 2011, the Company recorded an impairment loss of $43,000, $77,000 and $0 for long-lived assets, respectively, included in operating income. During the three month period ended March 31, 2012, the Company did not record an impairment loss for long-lived assets.

Investment in Equity Securities

The Company holds an investment in a privately owned company for which market values are not readily available. The investment is carried at cost. The Company does not have control or significant influence over the investee.

Accumulated Other Comprehensive Income (Loss)

All components of comprehensive income, including net income, are reported in the consolidated financial statements in the period in which they are recognized. Comprehensive income is defined as the change in stockholders’ equity during a period from transactions and other events and circumstances from non-owner sources. Net income and other comprehensive income, which includes foreign currency translation of the Company’s wholly owned subsidiaries’ financial statements, are reported, net of their related tax effect, to arrive at comprehensive income.

Accounting for Share-Based Compensation

For stock options with time-based vesting, the Company uses the Black-Scholes option-pricing model, or “Black-Scholes model,” to estimate the fair value of share-based compensation cost at the grant date, which is recognized as expense over the employee’s requisite service period for all share-based awards granted and adjusted by modification or cancellation as necessary. For market-based and performance-based stock options, the Company uses a Monte Carlo model to estimate the grant date fair value and the expected vesting period.

Income Taxes

The Company accounts for income taxes pursuant to the asset and liability method which requires deferred income tax assets and liabilities be computed for temporary differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted laws and rates applicable to the periods in which the temporary differences are expected to affect taxable income. Valuation allowances are

eBioscience Holding Company, Inc.

Notes to Consolidated Financial Statements (continued)

1. Business Activity and Summary of Accounting Policies and Accounts (continued)

established when necessary to reduce deferred tax assets to the amounts expected to be realized. The income tax provision or benefit is the tax payable or refund for the period plus or minus the change during the period in deferred tax assets and liabilities.

The Company accounts for uncertainty in income taxes under the authoritative guidance which prescribes a recognition threshold and measurement attribute criteria for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s policy is to recognize interest expense and penalties related to income tax matters as a component of income tax expense. During 2011 and 2010, the Company recognized $167,000 and $527,000, respectively, in interest and penalties in the balance sheets or statements of operations. The Company is subject to taxation in the U.S., state, and foreign jurisdictions. As of December 31, 2011, the Company’s tax years beginning 2006 to date are subject to examination by taxing authorities.

Research and Development

Costs incurred in research and development activities are expensed as incurred. The Company capitalizes the cost of acquired licenses when alternative future uses exist for such licenses.

Advertising

The Company participates in various advertising and marketing programs. All costs related to marketing and advertising the Company’s products are expensed in the period incurred. Advertising and promotion costs were approximately $1,250,000, $2,079,000, $2,020,000, $317,000 (unaudited) and $446,000 (unaudited) for the years ended December 31, 2009, 2010, and 2011, and the three month periods ended March 31, 2011 and 2012.

Acquisition, Integration, Restructuring, and Litigation Costs

Acquisition, integration, restructuring and litigation costs include transaction and integration costs associated with contemplated and completed business combinations, restructuring activities and non-recurring litigation costs.

eBioscience Holding Company, Inc.

Notes to Consolidated Financial Statements (continued)

1. Business Activity and Summary of Accounting Policies and Accounts (continued)

Litigation

During 2010, a lawsuit alleging patent infringement was filed against the Company. In May 2012, the Company received a letter demanding payment and effectively a limited injunction to resolve the pending litigation. The demand letter requested a settlement and license fee totaling $4,295,000 and on-going royalty payments. The Company believes the lawsuit is without merit and plans to defend itself vigorously and does not deem any loss probable at this time. The Company is unable to estimate any potential range of loss possible related to this claim.

Corporate Restructuring

The Company reorganized its corporate structure in February 2011 wherein all outstanding shares of common stock at the date of reorganization were transferred to a newly created Delaware Corporation, eBioscience Holding Company, Inc. (see Note 5)

Fair Value Measurements

Valuation techniques used to measure fair value under Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC) Topic 820 must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, which may be used to measure fair value, as follows:

Level 1:	Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2:	Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in inactive markets or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated with observable market data.

Level 3:	Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.

eBioscience Holding Company, Inc.

Notes to Consolidated Financial Statements (continued)

1. Business Activity and Summary of Accounting Policies and Accounts (continued)

In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as considers counterparty credit risk in its assessment of fair value. The Company held no financial instruments subject to ASC Topic 820 as of December 31, 2011 and March 31, 2012. The following table presents the change in the Company’s financial instruments subject to ASC Topic 820 measured on a recurring basis as of December 31, 2010 (in thousands):

	Level 1	Level 2	Level 3	Total
Put option liability	$—	$—	$5,350	$5,350

Total liability at fair value	$—	$—	$5,350	$5,350

Put Option Liability
Level 3 liabilities (in thousands)
Balance at December 31, 2009	$1,754
Put Options exercise	(756)
Change in fair value	(648)
Issuance of Put Option	5,000

Balance at December 31, 2010	$5,350

Put Options expired	(5,000)
Put Options exercise	(350)

Balance at December 31, 2011	$—

The put option liability has been classified as a Level 3 liability, the fair value was determined using the average of the Company’s estimated value for its common stock by following three valuation methodologies: 1) discounted cash flow; 2) comparable company analysis and 3) precedent transactions.

Recent Accounting Pronouncements

In January 2010, the FASB issued a new accounting standard which amends guidance on fair value measurements and disclosures. The new guidance requires disclosure of transfers into and out of Level 1 and Level 2 fair value measurements, and also requires more detailed disclosure about the activity within Level 3 fair value measurements. This standard is effective for annual

eBioscience Holding Company, Inc.

Notes to Consolidated Financial Statements (continued)

1. Business Activity and Summary of Accounting Policies and Accounts (continued)

and interim reporting periods beginning after December 15, 2009, except for the requirements related to Level 3 disclosures, which are effective for annual and interim reporting periods beginning after December 15, 2010. The Company adopted the relevant provisions of this guidance, and the adoption did not have a material impact on the Company’s consolidated financial statements.

In June 2011, the FASB issued authoritative guidance for the Presentation of Comprehensive Income. The issuance of the guidance is intended to improve the comparability, consistency and transparency of financial reporting and to increase the prominence of items reported in other comprehensive income. The guidance supersedes the presentation options in previous guidance and facilitates convergence of U.S. GAAP and IFRS by eliminating the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity and requiring that all non-owner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The guidance is effective on a retrospective basis for fiscal years, and interim periods within those years, beginning after December 15, 2011. The Company adopted the guidance in the three month period ended March 31, 2012. As a result, the Company has retroactively presented the components of comprehensive income for the years ended December 31, 2009, 2010 and 2011 and the three month periods ended March 31, 2011 and 2012 in a separate statement of comprehensive income.

2. Long-Term Debt

In April 2008, the Company entered into a financial agreement with a bank for a secured revolving line of credit in the amount of $4,000,000. The interest rate for the outstanding amount on the line of credit was three-month LIBOR plus 2.5%, which was 2.80% as of December 31, 2010.

In September 2009, the Company entered into an Amended and Restated Loan and Security Agreement, or Credit Facility, with the same bank. The Credit Facility comprised the pre-existing revolving line of credit and a term loan in the amount of $20,000,000, which required monthly minimum principal and interest payments with the remaining unpaid balance due in full on September 30, 2014. The interest rate for the term loan under the Credit Facility was three-month LIBOR plus 5.5%, with a minimum LIBOR floor of 1.75%. The effective rate as of December 31, 2010 was 7.25%.

eBioscience Holding Company, Inc.

Notes to Consolidated Financial Statements (continued)

2. Long-Term Debt (continued)

The Company paid a $150,000 commitment fee upon execution of the term loan and paid an additional $150,000 commitment fee on September 30, 2010. These deferred loan costs are included in notes payable in the consolidated balance sheets. The Company amortized the deferred loan costs to interest expense over the expected term of the Credit Facility.

The Company has several notes payable with principal amounts aggregating $2,149,000. The notes are comprised of a €1,200,000 ($1,554,000) Austrian government term loan administered by a bank that accrued interest ranging from 1.8% to 2.3%. The term loan has no maturity date as long as the Company meets certain criteria, including the loan not exceeding 30% of Austrian export sales or 100% of trade accounts receivable. The remaining government subsidy loans accrue interest ranging from 2.0% to 2.5% per annum, payable biannually, and become due as follows: March 31, 2012 – €86,000 ($112,000) and €100,000 ($129,000) payable in full on June 30, 2012. The payment due on March 31, 2012 was paid in April 2012.

In December 2010, the Company repurchased 160,000 shares of its Preferred Series A stock for $3,200,000 from a shareholder. In December 2010, the Company also repurchased and retired a total of 1,262,568 shares of its common stock from certain shareholders in exchange for cash of $2,300,000 and promissory notes payable totaling $22,951,000, which had a maturity date of June 30, 2011 and a fixed annual interest rate of 4.0%

In February 2011, in conjunction with the Company’s corporate restructuring and completion of the Company’s 2011 Credit Facility, all of the principal and interest associated with promissory notes payable were paid in full.

In February 2011 the Company entered into a Loan and Security Agreement, or 2011 Credit Facility, with a consortium of lenders for a term loan in the amount of $45,000,000 and up to $10,000,000 in a revolving line of credit. On the effective date of the 2011 Credit Facility, $5,000,000 was drawn on the line. The Term-Loan requires quarterly minimum principal payments amortizing at 7.5%, 12.5%, 20%, 25% and 35% through the maturity of the Term Loan in 2016. The quarterly payments began in June 2011 and the final quarterly payment will be due in March 2016. The interest rate for the Term Loan under the Credit Facility is three-month LIBOR plus 5.5%, with a minimum LIBOR floor of 1.5%. The effective rate as of December 31, 2011 and March 12, 2012 was 7.0%.

The Company paid a total of $1,400,000 in arrangement fees, commitment fees and other closing costs related to the 2011 Credit Facility. These deferred loan costs, are included in notes payable in the consolidated balance sheets. The Company amortizes the deferred loan costs to interest expense over the expected term of the 2011 Credit Facility using the effective interest method.

eBioscience Holding Company, Inc.

Notes to Consolidated Financial Statements (continued)

2. Long-Term Debt (continued)

Of the proceeds from the 2011 Credit Facility, $18,500,000 was used to pay off the existing Credit Facility, accrued interest and a prepayment penalty.

The obligations under the 2011 Credit Facility are secured by substantially all of the U.S. assets of the Company. The 2011 Credit Facility contains certain covenants including, among others, requirements related to financial reporting, maintenance of operations, compliance with applicable laws and regulations, maintenance of interest rate protection and compliance with specified financial covenants, as well as restrictions related to liens, investments, business combinations, additional indebtedness, dispositions of assets or subsidiary interests, dividends, distributions, transactions with affiliates, and certain other changes in the business.

The Company’s financial covenants, under the 2011 Credit Facility are as follows: (i) Maximum Leverage Ratio ranging from 2.75:1.00 at March 31, 2011 to 1.25:1.00 at December 31, 2014 and each quarter-end thereafter.; and (ii) Minimum Fixed Charge Ratio ranging from 1.25:1.00 at each quarter-end in 2011 to 1.50:1.00 at December 31, 2012 and each quarter-end thereafter; (iii) Maximum Annual Capital Expenditures of $5,000,000.

Maturities of long term debt are as follows (in thousands):

	December 31, 2011	March 31, 2012
		(unaudited)
Years ending December 31:
2012	$5,075	$4,275
2013	7,920	7,916
2014	10,416	10,416
2015	14,354	14,354
2016	8,907	8,907
Thereafter	1,554	1,601

	$48,226	$47,469

eBioscience Holding Company, Inc.

Notes to Consolidated Financial Statements (continued)

3. Commitments

Lease Commitments

In 2007 and 2009, the Company entered into two separate operating leases for adjacent buildings in San Diego, California, of which both leases expire in July 2015. The Company received a rent abatement for the first twelve months of the second lease. The Company also has several operating leases for space in Vienna, Austria and several vehicle leases, all of which expire at various times from December 2011 to December 2013. Rent expense was approximately $2,057,000, $2,746,000, $3,014,000, $684,000 (unaudited) and $753,000 (unaudited) for the years ending December 31, 2009, 2010, and 2011, and the three months ending March 31, 2011 and 2012, respectively.

Minimum annual lease payments under these operating leases in each of the five years and thereafter are as follows (in thousands):

	December 31, 2011	March 31, 2012
		(unaudited)
2012	$2,930	2,263
2013	3,000	3,094
2014	2,473	2,549
2015	1,468	1,486
2016	—	—
Thereafter	—	—

	$9,871	$9,392

For the year ending December 31, 2011, the $9,871,000 in future lease payments is comprised of $8,721,000 related to the San Diego facilities and $1,150,000 related to the Vienna facility.

For the three month period ended March 31, 2012, the $9,392,000 (unaudited) in future lease payments is comprised of $8,353,000 (unaudited) related to the San Diego facilities and $1,039,000 (unaudited) related to the Vienna facility.

License Agreement

The Company entered into an exclusive license agreement with a licensor on January 31, 2008, and under this agreement the Company is required to make payments based on technology,

eBioscience Holding Company, Inc.

Notes to Consolidated Financial Statements (continued)

3. Commitments (continued)

patent and commercial milestones. The term of the agreement is for the period until the last patent expires, unless either party elects to terminate early. A total of $4,930,000 is eligible to be paid upon reaching the technology ($1,680,000), commercial ($1,000,000) and patent ($2,250,000) milestones.

As of December 31, 2011, a total of $250,000 in technology milestones had been met and paid. Remaining eligible technology milestones of $1,680,000 are not expected to be paid.

The patent milestone payments are based on the issuance of any of the pending U.S. patents as of the effective date of the license agreement. A payment of $250,000 is required upon the issuance of any of the patents. As of December 31, 2011, five patents were issued and a total of $1,000,000 in milestone payments had been made and $250,000 has been recorded in accrued liabilities. All milestone payments to date have been capitalized as intangible assets, to be amortized over the estimated useful life of the technology.

The commercial milestone payments are based on attainment of annual and cumulative net sales resulting from the sale of licensed products and licensed services. Upon reaching cumulative sales of $2,500,000, a payment of approximately $333,000 will be required. Additional payments of approximately $333,000 will be required upon reaching annual sales of $7,500,000 and $10,000,000 resulting from sales of licensed products and licensed services. As of December 31, 2011, it was deemed probable that the first commercial milestone would be achieved and the initial $333,000 milestone payment was recorded in accrued liabilities.

4. Income Taxes

The income tax provision for the years ended December 31, 2011, 2010 and 2009 consists of the following (in thousands):

	2011	2010	2009
Current:
Federal	$2,754	$1,131	$5,650
State	(92)	401	810
Foreign	2,300	216	76

Total	4,962	1,748	6,536

eBioscience Holding Company, Inc.

Notes to Consolidated Financial Statements (continued)

4. Income Taxes (continued)

Deferred:
Federal	(1,408)	2,663	(1,424)
State	(222)	575	1,008
Foreign	(513)	(743)	(112)

Total	(2,143)	2,495	(528)

Total	$2,819	$4,243	$6,008

Significant components of the Company’s deferred tax assets and liabilities at December 31, 2011 and 2010, are as follows (in thousands):

	2011	2010
Deferred income tax assets:
Allowance for doubtful accounts	$167	$327
Accrued expenses	177	142
Deferred revenue	73	70
State income taxes	879	856
Stock-based compensation	1,262	671
Allowance for expired, excess and obsolete inventories	1,265	925
Deferred rent	442	490
Foreign tax credits	1,011	—
Other	334	104

Total deferred tax assets	5,610	3,585

Deferred income tax liabilities:
Capitalization of inventory costs	351	(42)
Depreciation and amortization	(1,155)	(355)
Intangibles	(2,785)	(3,200)
Inventory	—	(240)

Total deferred tax liabilities	(3,589)	(3,837)

Net deferred tax assets (liabilities):	$2,021	$(252)

The difference between the Company’s effective tax rate and the statutory rate are primarily related to the effects of stock-based compensation and the foreign rate differential.

eBioscience Holding Company, Inc.

Notes to Consolidated Financial Statements (continued)

4. Income Taxes (continued)

Uncertain tax positions are evaluated based upon the facts and circumstances that exist at each reporting period. Subsequent changes in judgment based upon new information may lead to changes in recognition, de-recognition, and measurement. Adjustments may result, for example, upon resolution of an issue with the taxing authorities, or expiration of a statute of limitations barring an assessment for an issue. As of December 31, 2011 and 2010 the Company had $2,652,000 and $2,767,000, respectively, of unrecognized tax benefits.

Included in the balance of unrecognized tax benefits at December 31, 2011 and 2010, respectively, are $2,006,000 and $2,021,000 which would reduce the Company’s effective tax rate if recognized. The Company does not anticipate there will be a significant change in the unrecognized tax benefits within the next 12 months.

It is the Company’s practice to include interest and penalties related to income tax matters as a component of income tax expense. The Company recognized approximately $131,000 and $36,000 of interest and penalties in 2011, respectively, approximately $267,000 and $260,000 in interest and penalties for 2010, respectively, and approximately $154,000 and $247,000 of interest and penalties for 2009, respectively, related to uncertain tax positions as of December 31, 2011, 2010 and 2009, respectively.

In August 2010, the Company was notified by the Internal Revenue Service (IRS) of closure of its examination of the Company’s 2008 federal income tax return. The IRS did not propose any adjustments to the Company’s 2008 federal tax return as a result of the examination. Currently, the Company is undergoing a California Franchise Tax Board (FTB) audit for 2007-2009 tax years. However, the Company anticipates no material adjustments will result from the audit that may have a material impact to the consolidated financial statements. The Company is no longer subject to U.S. federal and California examinations for years before 2008 and 2006, respectively.

In general, it is the practice and intention of the Company to reinvest the earnings of its non-U.S subsidiaries in those operations. As of December 31, 2011 the Company has not made a provision for U.S. or additional foreign withholding taxes on approximately $67,000 of undistributed earnings from foreign subsidiaries that are essentially permanently invested overseas. Generally, such amounts become subject to U. S. taxation upon the remittance of dividends and under certain other circumstances. It is not practicable to estimate the amount of deferred tax liability related to investments in these foreign subsidiaries.

eBioscience Holding Company, Inc.

Notes to Consolidated Financial Statements (continued)

5. Stockholders’ Equity

Preferred Stock

Each share of Preferred Series A stock (Preferred A) and Preferred Series B stock (Preferred B) was convertible into shares of common stock at the option of the holder. In December 2010, the Company purchased 160,000 shares of its Preferred Series A stock for $3,200,000 from a selling stockholder.

As of December 31, 2011 and 2010, the number of common shares reserved for the conversion of Preferred A was 0 for both periods and Preferred B was 0 and 4,900,000, respectively. The conversion price for Preferred A was $0.625 per share and for Preferred B was $1.00 per share.

Preferred stockholders were also entitled to proportional anti-dilution protection for stock splits, stock dividends, stock combinations, reorganizations, recapitalizations and the like.

Each share of preferred stock would have automatically converted into common stock: (i) upon the consent of the holders of a majority of the shares of all preferred stock, voting as a single class; (ii) upon the closing of a firm commitment for a public offering of not less than $15,000,000 and where the offering price was at least $2.50 per share appropriately adjusted for any stock splits, stock dividends, stock combinations, reorganizations, recapitalizations and the like (prior to the deduction of underwriting commissions and expenses); (iii) in the event the Company was acquired in a merger or acquisition transaction and where the consideration received was at least $2.50 per share; or (iv) in the event such conversion resulted in a higher liquidation distribution to such series of preferred stock than the Liquidation Preference.

Preferred stockholders had the right to vote and to receive noncumulative annual dividends of 8% of the per share liquidation preference before any dividend was declared or paid on any shares of common stock when and if declared by the Board of Directors. During 2011 and 2010, no dividends were declared or paid on shares of preferred or common stock.

The Company underwent a corporate restructuring in February 2011, whereby all outstanding shares of stock in eBioscience, Inc. were exchanged for an equal number of shares in the newly formed eBioscience Holding Company, Inc. Prior to this restructuring, in February 2011, the remaining 4,900,000 Preferred B shares were converted on a 1 to 1 ratio to common shares.

eBioscience Holding Company, Inc.

Notes to Consolidated Financial Statements (continued)

5. Stockholders’ Equity (continued)

Common Stock

In December 2010, the Company repurchased and retired a total of 2,008,944 shares of its common stock from stockholders in exchange for cash of $17,227,000 and promissory notes payable in the amount of $22,951,000.

In November 2010, the Company sold 500,000 shares of its common stock for total proceeds of $10,000,000. In connection with this common stock issuance, a Put option right on 250,000 of the shares was given to the holder to sell the stock back to the Company at a Put price of $20.00 per share. The Put option was recorded as a liability on the accompanying consolidated balance sheets and not part of stockholders’ equity due to the right of the holder of the Put option being able to sell the stock back to the Company for cash. The Put option expired in March 2011 and the Put option liability was recorded to additional paid-in capital as of March 31, 2011.

In connection with the Company’s corporate restructuring completed in February 2011, 254,444 shares of common stock were repurchased and retired from shareholders for $5,088,000.

Restricted Stock

Prior to 2009, the Company granted 731,756 shares of restricted stock to employees and non-employees. The restricted stock grants vested over various terms with a maximum vesting term of four years. The fair value of these restricted stock grants was determined to be $11.25 per share. The Company recorded $620,000 and $0 of expense for the years ended December 31, 2010 and 2011, respectively, associated with the vested portion of these awards.

The Company recorded additional expense of $262,000 due to the modification of a restricted stock award in 2010.

During 2010, the Company repurchased and retired 41,559 shares of restricted stock in net-exercise transactions in connection with the vesting of restricted stock with certain holders.

As of December 31, 2010 and 2011 and March 31, 2012, there were no shares of restricted stock outstanding.

eBioscience Holding Company, Inc.

Notes to Consolidated Financial Statements (continued)

5. Stockholders’ Equity (continued)

During 2008, the Company issued 70,000 shares of restricted common stock to a licensor as part of an up-front license fee. The fair value of the restricted stock at the time of grant was $11.25 per share and the value of $788,000 was recorded in intangible assets.

In association with the restricted common stock grant, a Put option right was given to the holder to sell the stock back to the Company at the Put price, which was the greater of $12.50 per share or fair value. The Put option vested in shares of 35,000, 17,500 and 17,500 common stock after anniversaries one, two and three years, respectively. The Put option was recorded as a liability on the accompanying consolidated balance sheets and not part of stockholders’ equity due to the right of the holder of the Put option being able to sell the stock back to the Company for cash upon vesting.

The fair market value per share of common stock was determined to be $20.00 as of December 31, 2010, and 2011, respectively, and $20.00 (unaudited) as of March 31, 2012.

For the years ended December 31, 2009, 2010 and 2011, the fair market value adjustments in the amount of $228,000, $648,000, and $0 to the Put option liability were recorded in Other income (expenses), net as “Gain (loss) on fair value adjustment – put options”. In August 2010, the holder of the Put option accepted cash payment of $756,000 in exchange for 52,500 of its shares. In January 2011, the holder of the Put option exercised the remaining right and accepted cash payment of $350,000 in exchange for 17,500 of its shares. The shares that were put back to the Company were retired upon repurchase.

Stock Options

In July 2007, the Company established the 2007 Stock Plan (the 2007 Plan). The maximum number of shares of common stock that may be issued under the 2007 Plan is 4,000,000 and the maximum term of the options under the 2007 Plan is 10 years.

In January 2011, as part of the corporate reorganization of the Company, the Company terminated the 2007 Plan and assumed, under the eBioscience Holding Company, Inc. 2011 Stock Plan (the 2011 Plan), the issued and outstanding and unexercised options under the 2007 Plan. The maximum number of shares of common stock that may be issued under the 2011 Plan is 2,000,000 and the maximum term of the options under the 2011 Plan is 10 years.

As of December 31, 2011, the number of shares of common stock that could be issued under the 2011 Plan, including the assumed options from the 2007 Plan, was 3,609,000. As of March 31,

eBioscience Holding Company, Inc.

Notes to Consolidated Financial Statements (continued)

5. Stockholders’ Equity (continued)

2012, the number of shares of common stock that could be issued under the 2011 Plan, including the assumed options from the 2007 Plan, was 3,608,292 (unaudited). Stock options under both Plans generally vest 25% after the first year and the remaining amount ratably over a three-year period.

Activity with respect to the Plan is summarized as follows:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (Years)
Balance at December 31, 2010	1,420,666	$19.44	8.63
Granted	207,500	20.00
Exercised	—	—
Forfeited or expired	(7,812)	22.40
Cancelled	(11,354)	17.49

Balance at December 31, 2011	1,609,000	$19.51	7.83

Granted (unaudited)	—	—
Exercised (unaudited)	—	—
Forfeited or expired (unaudited)	—	—
Cancelled (unaudited)	(708)	20.00

Balance at March 31, 2012 (unaudited)	1,608,292	$19.51	7.69

Stock options vested and exercisable at December 31, 2011 totaled 866,396 with a weighted-average exercise price of $18.08 and a weighted-average remaining contractual life in years of 7.11.

Stock options vested and exercisable at March 31, 2012 totaled 947,725 (unaudited) with a weighted-average exercise price of $18.29 (unaudited) and a weighted-average remaining contractual life in years of 6.97 (unaudited).

The total intrinsic value of stock options exercised was $0, $8,679,000, $0, $0 (unaudited) and $0 (unaudited) for the years ended December 31, 2009, 2010 and 2011, and for the three month periods ended March 31, 2011 and 2012.

eBioscience Holding Company, Inc.

Notes to Consolidated Financial Statements (continued)

5. Stockholders’ Equity (continued)

The fair value of options granted to employees during 2009, 2010 and 2011 with vesting terms of time only was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

	2009	2010	2011
Dividend yield	0%	0%	0%
Expected volatility	36%	31%	32%
Risk-free interest rate	1.7 to 3.4%	1.9 to 2.8%	2.3 to 2.8%
Expected lives in years	6.3	6.1	6.1

Management’s estimate of expected volatility was based on a sampling of three public companies with attributes similar to those of the Company. The risk-free rate was based on the U.S. Treasury rate on instruments with terms similar to the expected lives of the options. Expected lives were determined by using the simplified method.

The weighted average grant date fair value of options granted for the years ended 2009, 2010 and 2011 was $8.36, $7.55 and $6.98 per share, respectively. There were no options granted for the period ended March 31, 2012. The Company recorded $3,105,000, $2,948,000, $3,043,000, $783,000 (unaudited) and $390,000 (unaudited) of expense for the years ended December 31, 2009, 2010, and 2011, and for the three month period ended March 31, 2011 and 2012, respectively, associated with the vested portion of these awards.

As of December 31, 2011, total unrecognized employee compensation cost related to non-vested options was $2,653,000 and will be recorded as expense on a straight-line basis over a weighted average remaining term of approximately three years. As of March 31, 2012, total unrecognized employee compensation cost related to non-vested options was $2,252,000 (unaudited) and will be recorded as expense on a straight-line basis over a weighted average remaining term of approximately three years.

During 2010, the Company cancelled 682,449 of unvested stock options. The cancellation was considered a modification of an existing award and resulted in additional stock based compensation expense of approximately $490,000 recorded in the consolidated statements of income during 2010.

eBioscience Holding Company, Inc.

Notes to Consolidated Financial Statements (continued)

5. Stockholders’ Equity (continued)

Warrants

In December 2010, the Company issued warrants that were exercisable for an aggregate of 54,200 shares of common stock. The warrants had an exercise price of $20.00 per share and expired on June 1, 2011. The fair value of the warrants was $61,000 and was determined by the Black-Scholes valuation model using a risk-free rate of 0.2%, volatility of 22% and an expected term of five months.

6. Employee Benefit Plan

The Company maintains a defined contribution plan which allows eligible employees to voluntarily make pre-tax deferred salary contributions. The Company may make matching contributions and additional contributions in amounts as it may determine. The contributions charged to operations related to the Company’s employees totaled $212,000, $249,000, and $324,000 for the years ended December 31, 2009, 2010 and 2011, respectively, and $127,000 (unaudited) for the three-month period ended March 31, 2012.

7. Subsequent Events (unaudited)

Subsequent events have been evaluated through the date these financial statements were issued.

On May 3, 2012, the Company amended its existing definitive agreement dated November 29, 2011 under which Affymetrix, Inc. will acquire the Company for $315 million in cash subject to usual adjustments.